SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CENTERPOINT ENERGY, INC.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders

to be held on June 3, 2004

and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the CenterPoint Energy, Inc. 2004 annual meeting of shareholders. The meeting will be held in the auditorium at 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central Time on Thursday, June 3, 2004. At the meeting, shareholders will be asked to:

•	elect one Class I director for a two-year term and three Class II Directors for three-year terms;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors for CenterPoint Energy, Inc. for 2004;

•	consider two shareholder proposals, if presented to the meeting; and

•	conduct other business if properly raised.

Shareholders of record at the close of business on April 5, 2004 are entitled to vote. Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell

Executive Vice President,

General Counsel and

Corporate Secretary

Dated and first mailed

to shareholders

on April 27, 2004

CENTERPOINT ENERGY, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

PROXY STATEMENT

Voting Information

Who may vote. Shareholders recorded in our stock register on April 5, 2004 may vote at the meeting. As of that date, there were 307,129,045 shares of our common stock outstanding. Each share of common stock has one vote.

Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy. You may also provide your proxy using the Internet or telephone procedures described on the proxy. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you give us your proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the ratification of independent auditors and against the shareholder proposals, if presented. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you withhold authority to do so in the proxy.

Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

Quorum needed. In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Votes needed. The director candidate in Class I and the director candidates in Class II receiving the most votes will be elected to fill the open seats in the respective classes on the Board. Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes count for quorum purposes. For voting purposes, however, abstentions and broker non-votes do not affect whether the appointment of independent auditors is ratified but have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors

CenterPoint Energy’s Board of Directors is divided into three classes having staggered terms of three years each. The term of office of the directors in Class II expires at this year’s meeting. The terms of office of the Class I and Class III directors will expire in 2006 and 2005, respectively. At each annual meeting of shareholders, directors are elected to succeed the class of directors whose term has expired.

Effective at the annual meeting, the size of the Board will be increased from seven to eight. The Board’s nominee for Class I director is Mr. Robert T. O’Connell, and the Board’s nominees for Class II directors are Messrs. Milton Carroll, John T. Cater and Michael E. Shannon. Messrs. Carroll, Cater and Shannon are current directors of CenterPoint Energy. If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority, unless withheld.

CenterPoint Energy was organized in 2001 as a subsidiary of Reliant Energy, Incorporated. In a restructuring that took place on August 31, 2002, CenterPoint Energy became the parent holding company for Reliant Energy and other subsidiaries. Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include Reliant Energy. Similarly, when we refer to the Board of Directors or board committees of CenterPoint Energy, we include Reliant Energy’s board of directors or its committees for periods prior to September 1, 2002.

Information about each of the nominees and the continuing directors is set forth below.

Nominee for Class I Director—Term Expiring 2006

Robert T. O’Connell, age 65, has not previously served as a director of CenterPoint Energy. Mr. O’Connell is a business consultant focusing on financial, strategic and business development matters. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman of General Motors Acceptance Corporation from 1992 to 1994.

Nominees for Class II Directors—Term Expiring 2007

Milton Carroll, age 53, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of Devon Energy Corporation, EGL, Inc. and Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP.

John T. Cater, age 68, has been a director since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank-Houston. He previously served as President of Compass Bank-Houston, as Chairman and CEO of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

Michael E. Shannon, age 67, has been a director since January 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Continuing Class I Directors—Term Expiring 2006

Derrill Cody, age 65, has been a director since May 2003. Mr. Cody is presently of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma. Mr. Cody also serves as a director of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP. Mr. Cody previously served as a director of Barrett Resources Corporation from 1995 to 2001, Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

David M. McClanahan, age 54, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as Vice Chairman of Reliant Energy from October 2000 to September 2002 and as President and Chief Operating Officer of Reliant Energy’s Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of the Reliant Energy HL&P division from 1997 to 1999. He has served in various executive officer capacities with Reliant Energy since 1986. Mr. McClanahan also serves as Chairman of Texas Genco Holdings, Inc., an indirect majority-owned subsidiary of CenterPoint Energy. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

Continuing Class III Directors—Terms Expiring 2005

O. Holcombe Crosswell, age 63, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Thomas F. Madison, age 68, has been a director since January 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of CenterPoint Energy Minnegasco, a gas distribution unit of CenterPoint Energy. He is a director of Valmont Industries, Inc., Banner Health System, Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Board Organization and Committees; Other Governance Provisions

The Board of Directors oversees the management of the business and affairs of CenterPoint Energy. The Board appoints committees to help carry out its duties. Last year, the Board met 14 times and the committees met a total of 27 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he served. As of the date of this proxy statement, CenterPoint Energy had the following committees:

The Audit Committee currently consists of Mr. Shannon (Chairman), Mr. Cody, Mr. Crosswell, and Mr. Madison. The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the current listing standards of the New York Stock Exchange for audit committee membership, as well as revised standards that will become effective for the Company at the time of the annual meeting. In addition, the Board of Directors has determined that Mr. Shannon is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibility for the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, compliance with legal and regulatory requirements and the Company’s systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace the

Company’s independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report begins on page 21. During 2003, the Audit Committee held 11 meetings.

The Finance Committee has three non-employee director members: Mr. Crosswell (Chairman), Mr. Cater and Mr. Shannon. This committee reviews CenterPoint Energy’s financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The Finance Committee met seven times in 2003.

The Compensation Committee has three non-employee director members: Mr. Cater (Chairman), Mr. Carroll and Mr. Madison. This committee oversees compensation for CenterPoint Energy’s senior officers, including salary and short-term and long-term incentive awards. The committee also administers incentive compensation plans and reviews some human resources programs. The Compensation Committee’s report on executive compensation begins on page 17. The Compensation Committee met four times in 2003.

The Governance Committee currently consists of Mr. Carroll (Chairman), Mr. Cater and Mr. Cody. The primary responsibilities of the Governance Committee include: identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential nominees for election to the Board of Directors; recommending membership on standing committees of the Board; oversight of annual evaluations of the Board and management; and establishing, periodically reviewing and recommending to the Board any changes to the Company’s Corporate Governance Guidelines. During 2003, the Governance Committee held five meetings. The Board of Directors has determined that the members of the Governance Committee meet the applicable requirements for independence under the revised listing standards of the New York Stock Exchange discussed below under “Director Independence.”

Director Independence.    The Board of Directors has determined that Messrs. Carroll, Cater, Cody, Crosswell, Madison and Shannon are independent within the meaning of the listing standard for general independence of the New York Stock Exchange. It is anticipated that the Board will also be able to determine that Mr. O’Connell is independent within the meaning of these standards upon his election. Under the listing standards, which will become effective for the Company at the time of the annual meeting, a majority of our directors are required to be independent and the Audit Committee, the Compensation Committee and the Governance Committee are each required to be composed solely of directors who are independent. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations. A relationship falls within the categorical standards adopted by the Board if it:

•	is a type of relationship addressed in

•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions or

•	the provisions of the New York Stock Exchange Listed Company Manual listing relationships that preclude a determination of independence,

but under those rules neither requires disclosure nor precludes a determination of independence, or

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered his prior services rendered to a former affiliate of the Company as a consultant, which ceased in May 2002, and has also considered that Mr. Carroll receives additional compensation for services as a director on account of his serving as non-executive Chairman of the Board, which position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board, and has concluded that those circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence. Other relationships of the directors determined to be independent were considered to fall within the categorical standards adopted by the Board.

Director Nomination Process.    In assessing the qualifications of candidates the Board may nominate for director, the Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Governance Committee also considers requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. In addition, the Committee takes into account the need for a range among the directors of business experience, diversity, professional skills, geographic background and other qualities the Board considers important in light of the Company’s business plan. The Governance Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Mr. O’Connell was one of several candidates presented to the Governance Committee by a search firm which the Governance Committee had engaged to assist in identifying director candidates. The members of the Governance Committee interviewed Mr. O’Connell, evaluated his background and qualifications and unanimously recommended to the Board that he be nominated for election at the annual meeting.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Governance Committee at the address of the Company’s principal executive offices indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Shareholder Communications with Directors.    The Company’s Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of the Company will hold regular executive sessions without management participation. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, an executive session is required to be held at least once each year including only the non-management directors who are also independent. Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of

Directors (independent members)” in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement. In addition to the procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders.    Directors are expected to attend annual meetings of shareholders. All directors attended the 2003 annual meeting.

Code of Ethics and Ethics and Compliance Code.    The Company has a Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. Information regarding any amendments to, or waivers of, the provisions of this code applicable to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller will be posted at the website location referred to below under “Website Availability of Governance Documents.”

The Company also has an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards that will become effective for the Company at the time of the annual meeting. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

Website Availability of Governance Documents.    CenterPoint Energy’s Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on CenterPoint Energy’s website at www.centerpointenergy.com in the “Investors—Corporate Governance” area. The Audit Committee charter also appears as Appendix I.

Compensation of Directors

CenterPoint Energy employees receive no extra pay for serving as directors. In 2003, compensation for each non-employee director, other than the Chairman, consisted of an annual retainer fee of $30,000, a fee of $1,200 for each Board and committee meeting attended and a supplemental annual retainer of $4,000 for serving as a committee chairman. Acting on the recommendation of the Governance Committee, the Board approved an increase effective as of June 3, 2004 in the annual retainer fee to $50,000, the meeting fee to $1,500 and the supplemental annual retainer for service as a committee chairman to $7,500 for the Audit Committee and $5,000 for other Board committees. Each non-employee director also receives an annual grant of up to 5,000 shares of CenterPoint Energy common stock which vest in one-third increments on the first, second and third anniversaries of the grant date. Full vesting of such shares is provided in the event of the director’s death or upon a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 13). If a director’s service on the Board is terminated for any reason other than due to death or change of control, all rights to the unvested portion of the director’s grant is forfeited as of the termination date. Upon the initial nomination to the Board, in addition to the annual grant, a non-employee director may be granted a one-time grant of up to but not exceeding 5,000 shares of CenterPoint Energy common stock which are subject to the same vesting schedule outlined above. During 2003, each director received an award of 3,000 shares of common stock under the Amended and Restated Stock Plan for Outside Directors. The Chairman receives the compensation payable to other non-employee directors plus a supplemental monthly retainer of $25,000. In addition, in connection with his assuming the position of Chairman, Mr. Carroll was granted 10,000 shares of CenterPoint Energy common stock in November 2002 and another 10,000 shares of common stock in October 2003.

Since 1985, CenterPoint Energy and its predecessors have had in effect deferred compensation plans that permit directors to elect each year to defer all or part of their annual retainer fees and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later. Interest accrues on deferrals made in 1989 and subsequent years at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors.

Non-employee directors elected to the Board before 2004 participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service. Benefits under this plan begin the January following the later of the director’s termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

Non-employee directors who were elected to the Board before 2001 participate in CenterPoint Energy’s executive life insurance plan described under “Retirement Plans, Related Benefits and Other Arrangements.” This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s termination of service at age 65 or later. The annual premiums due on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, the directors must recognize imputed income which is currently based upon the policy holder’s one-year term rates. The plan also provides for CenterPoint Energy to gross-up the director’s compensation to cover the director’s after-tax cost of this imputed income. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of such death benefit. The executive life insurance plan is designed so that the proceeds CenterPoint Energy ultimately receives are sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments. Directors elected to the Board after 2000 may not participate in this plan.

During the first five months of 2002, Mr. Carroll received fees of $71,178 from CenterPoint Energy’s then subsidiary Reliant Resources for consulting in connection with deregulation issues.

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the other most highly compensated executive officers, and the executive officers and directors as a group. Except as otherwise indicated, information for the executive officers, directors and nominees is given as of March 1, 2004. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. For directors and executive officers, stock ownership is also shown for CenterPoint Energy’s majority-owned subsidiary Texas Genco Holdings, Inc. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

Name	Number of Shares of CenterPoint Energy Common Stock		Number of Shares of Texas Genco Common Stock
Northern Trust Corporation 50 South LaSalle Street Chicago, Illinois 60675	37,457,352	(1)	N/A

Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204	28,258,858	(2)	N/A

Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	16,555,941	(3)	N/A

Vanguard Windsor Funds—Vanguard Windsor II Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	18,661,700	(4)	N/A

Milton Carroll	25,000		750
John T. Cater	10,000		250
Derrill Cody	10,000		-0-
O. Holcombe Crosswell	11,595		579
Thomas F. Madison	2,500		-0-
David M. McClanahan	644,110	(5)(6)	3,109	(7)
Robert T. O’Connell	2,000	(8)	-0-
Scott E. Rozzell	248,142	(5)(6)	503	(7)
Stephen C. Schaeffer	310,616	(5)(6)(9)	3,296	(7)(9)
Michae1 E. Shannon	2,000		-0-
Thomas R. Standish	156,433	(5)(6)(9)(10)	630	(7)(9)(10)
Gary L. Whitlock	101,191	(5)(6)	717	(7)
All of the above officers and directors and other executive officers as a group (15 persons)	1,755,846	(5)(6)	12,476	(7)

(1)	This information is as of December 31, 2003 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Northern Trust Corporation and certain of its subsidiaries. This represents 12.24% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 1,689,448 shares of common stock, shared voting power for 35,736,004 shares of common stock, sole dispositive power for 3,146,354 shares of common stock and shared dispositive power for 34,541 shares of common stock. CenterPoint Energy understands that the shares reported include 34,749,760 shares of common stock held as trustee of CenterPoint Energy’s savings plan.
(2)	This information is as of December 31, 2003 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 9.23% of the outstanding common stock of CenterPoint Energy. The 13G reports sole voting power for 4,746,358 shares of common stock, shared voting power for 23,512,500 shares of common stock and sole dispositive power for 28,258,858 shares of common stock.

(3)	This information is as of December 31, 2003 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2004 by Putnam, LLC, d/b/a Putnam Investments, on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. This represents 5.3% of the outstanding common stock of CenterPoint Energy. The 13G reports that Putnam Investment Management, LLC holds shared voting power for 356,114 shares of common stock and shared dispositive power for 15,386,042 shares of common stock and that The Putnam Advisory Company, LLC holds shared voting power for 317,635 shares of common stock and shared dispositive power for 1,169,899 shares of common stock.
(4)	This information is as of December 31, 2003 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 6.10% of the outstanding common stock of CenterPoint Energy. The 13G reports sole voting power and shared dispositive power for 18,661,700 shares of common stock.
(5)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Schaeffer, 212,317 shares; Mr. Standish, 115,393 shares; Mr. Whitlock, 82,278 shares; and the group, 1,306,863 shares.
(6)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).
(7)	Includes shares of Texas Genco common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(8)	Mr. O’Connell acquired the above-listed shares subsequent to March 1, 2004.
(9)	As members of the CenterPoint Energy Benefits Committee, Messrs. Schaeffer and Standish are responsible for voting approximately 4,511,691 shares of the Company’s common stock and 225,584 shares of Texas Genco common stock which are held in the CenterPoint Energy retirement plan. The ownership shown in the table excludes shares that may deemed to be beneficially owned as a result of that voting power.
(10)	Includes shares held by spouse.

Executive Compensation Tables

These tables show compensation information for the Chief Executive Officer and the four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation			Long Term Compensation			All Other Compensation(5)
					Awards		Payouts
Name and Principal Position		Salary(1)	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Securities Underlying Options(3)	LTIP Payouts(4)
David M. McClanahan	2003	$687,500	$773,437	$1,985	$348,840	103,900	$962,013	$127,508
President and Chief	2002	575,000	646,875	1,074	—	191,700	50,358	109,918
Executive Officer	2001	535,000	545,700	976	—	101,720	134,424	92,126

Scott E. Rozzell(6)	2003	376,000	282,000	1,653	147,060	43,900	406,110	110,101
Executive Vice	2002	360,500	270,375	680	—	77,800	—	91,793
President, General	2001	291,667	131,250	594	50,454	112,890	—	74,233
Counsel and
Corporate Secretary

Gary L. Whitlock(7)	2003	355,000	290,000	620	136,230	40,600	—	52,690
Executive Vice	2002	334,000	250,500	48,607	—	72,200	—	37,145
President and Chief	2001	143,316	146,250	64,108	—	25,000	—	85,208
Financial Officer

Stephen C. Schaeffer	2003	336,250	252,188	625	131,100	39,200	495,672	55,284
Executive Vice	2002	322,500	241,875	653	—	70,000	92,227	46,124
President and Group	2001	307,500	146,063	1,025	—	52,390	98,581	51,077
President—Gas Distribution and Sales

Thomas R. Standish	2003	279,250	200,000	1,367	97,470	29,100	267,131	39,156
President and Chief	2002	264,750	177,510	466	—	51,000	33,502	33,360
Operating Officer,	2001	248,750	114,000	404	—	28,190	57,003	34,320
CenterPoint Energy
Houston Electric, LLC

(1)	The amounts shown include salary and bonus earned as well as earned but deferred.
(2)	Restricted stock awards are valued at the closing market price on the date of the grant. The awards vest three years following the date of grant. Dividends accrue on the awards from the date of grant. Performance-based restricted stock awards are reported as a component of LTIP payouts when paid.
As of December 31, 2003, the aggregate holdings of unvested shares of common stock of CenterPoint Energy, including performance-based restricted stock, assuming the attainment of performance goals at the maximum level, were as follows: Mr. McClanahan, 209,942 shares ($2,034,333); Mr. Rozzell, 88,050 shares ($853,205); Mr. Whitlock 81,163 shares ($786,465); Mr. Schaeffer, 78,278 shares ($758,514); and Mr. Standish, 57,977 shares ($561,792).
(3)	Securities underlying options are shares of CenterPoint Energy common stock.
(4)	Amounts shown represent the dollar value of CenterPoint Energy common stock paid out in the following year based on the achievement of performance goals for the cycle ending in the current year plus dividend equivalent accruals during the performance period.
In connection with the 2002 spin-off of Reliant Resources, all outstanding performance shares for the performance cycle ending in 2002 were converted to restricted shares of CenterPoint Energy common stock at the maximum level of performance with the exception of those awarded to Mr. McClanahan and certain other former officers of CenterPoint Energy. Mr. McClanahan’s awards were 56.25% of target, which reflected actual performance. All such shares vested if the officer holding the restricted shares remained employed with CenterPoint Energy through December 31, 2002.
(5)	2003 amounts include: (a) matching contributions to the savings plan and accruals under the related savings restoration plan, as follows: Mr. McClanahan, $100,078; Mr. Rozzell, $54,478; Mr. Whitlock, $51,413; Mr. Schaeffer, $43,360; and Mr. Standish, $32,442; (b) the term portion of the premiums paid under the executive life insurance plan, as follows: Mr. McClanahan, $2,262; Mr. Rozzell, $1,186; Mr. Whitlock, $1,126; Mr. Schaeffer, $1,136; and Mr. Standish, $821; and (c) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, as follows: Mr. McClanahan, $25,168; Mr. Whitlock, $151; Mr. Schaeffer, $10,788; and Mr. Standish $5,893.
(6)

Mr. Rozzell was not employed by CenterPoint Energy prior to March 2001. CenterPoint Energy extended a loan to Mr. Rozzell in the amount of $250,000 in connection with his initial employment. In accordance with the loan agreement, the loan bears interest at a rate of 8% and principal and interest are to be forgiven in semi-monthly installments through March 15, 2006 so long as Mr. Rozzell remains employed by CenterPoint Energy or one of its subsidiaries as of each relevant anniversary of his employment date. The maximum principal amount of the loan outstanding during 2003 was $160,417. As of March 31, 2004, the principal amount of the loan outstanding was $97,917. The amount of loan and interest forgiveness of $54,437 for 2003 is included in the “All Other Compensation” column.

(7)	Mr. Whitlock was not employed by CenterPoint Energy prior to July 2001. The amounts shown in the “Other Annual Compensation” column include tax reimbursement payments during 2001 and 2002 in connection with the initial employment of Mr. Whitlock.

CENTERPOINT ENERGY OPTION GRANTS IN 2003

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees	Exercise Price	Expiration Date	Grant Date Present Value (2)
David M. McClanahan	103,900	4.69%	$5.64	03/03/2013	$172,474
Scott E. Rozzell	43,900	1.98%	5.64	03/03/2013	72,874
Gary L. Whitlock	40,600	1.83%	5.64	03/03/2013	67,396
Stephen C. Schaeffer	39,200	1.77%	5.64	03/03/2013	65,072
Thomas R. Standish	29,100	1.31%	5.64	03/03/2013	48,306

(1)	Option grants vest in one-third increments per year from the date of grant (so long as the officer remains an employee of CenterPoint Energy). All options would immediately vest upon a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 15).
(2)	Grant date present value is calculated using a Black-Scholes option pricing model assuming a five-year term, volatility of 52.60%, the current annual dividend of $.40 per share and a risk-free interest rate of 2.62%. Actual gains, if any, will be dependent on future performance of the common stock.

CENTERPOINT ENERGY FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(2)
Name(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. McClanahan	372,901	290,283	$220,473	$861,745
Scott E. Rozzell	118,864	144,605	89,475	356,754
Gary L. Whitlock	43,212	100,507	83,032	330,507
Stephen C. Schaeffer	148,938	114,268	80,505	319,773
Thomas R. Standish	73,906	78,922	58,653	235,165

(1)	None of the named executive officers exercised any options in 2003.
(2)	Based on the year-end closing price of the common stock of CenterPoint Energy on the New York Stock Exchange Composite Tape on December 31, 2003.

CENTERPOINT ENERGY LONG-TERM INCENTIVE PLAN—AWARDS IN 2003(1)

	Number Of Shares	Performance Period Until Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
Name			Threshold Number Of Shares	Target Number of Shares	Maximum Number of Shares
David M. McClanahan	61,200	12/31/2005	30,600	61,200	91,800
Scott E. Rozzell	25,800	12/31/2005	12,900	25,800	38,700
Gary L. Whitlock	23,900	12/31/2005	11,950	23,900	35,850
Stephen C. Schaeffer	23,000	12/31/2005	11,500	23,000	34,500
Thomas R. Standish	17,100	12/31/2005	8,550	17,100	25,650

(1)

Amounts shown are potential payouts of awards in cash, common stock, or a combination thereof under CenterPoint Energy’s long-term incentive plan. These awards have a three-year performance cycle. Payouts will be based on a total shareholder return measure (compared to a peer group of companies in which at least 80% of revenues are generated from regulated operations) and operating cash flow weighted 60% and 40%, respectively. If a change of control occurs (as defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 15), such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals.

(2)	The table does not reflect dividend equivalent accruals during the performance period.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2003.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	17,031,902	(3)	$14.29	7,999,130	(4)
Equity compensation plans not approved by security holders(5)	299,376	(5)	18.18	—

Total	17,331,278		$14.36	7,999,130

(1)	The weighted average exercise price applies to outstanding options, without taking into account performance units and performance shares which do not have an exercise price.
(2)	These plans consist of the 1989 and 1994 Long-term Incentive Compensation Plans, the 2001 Long-term Incentive Plan and the Amended and Restated Stock Plan for Outside Directors. No future grants may be made under the 1989 and 1994 Long-term Incentive Compensation Plans.
(3)	Includes, in addition to shares underlying options, an aggregate of 1,291,706 shares issuable upon settlement of outstanding grants of performance shares (assuming maximum performance is achieved) and 401,276 shares issuable upon settlement of outstanding performance units, using actual performance and assuming 70% of the payment of outstanding performance units is made in shares based on the closing price of the common stock on December 31, 2003. Does not include 5,640 shares subject to issuance upon exercise of options, having an average exercise price of $6.41 per share, assumed in the 1997 merger in which NorAm Energy Corp. was acquired.
(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares. The shares remaining available for issuance may be used for any of these types of awards, except that the Amended and Restated Stock Plan for Outside Directors provides only for awards of common stock.
(5)	Plans not approved by shareholders include the Common Stock Participation Plan for Designated New Employees and Non-officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation is limited to new employees and existing employees who are not officers of CenterPoint Energy, consist of stock options covering 298,451 shares of common stock which generally vest in equal annual increments over three years from the grant date and awards of 925 restricted stock awards which generally vest in equal annual increments for three years after grant. No future grants may be made under the Common Stock Participation Plan.

Retirement Plans, Related Benefits and Other Arrangements

PENSION PLAN TABLE

Prior Plan Grandfather Benefit(1)

Final Average Annual Compensation At Age 65	Estimated Annual Pension Based on Years of Service(2)
	30	35 or more
$450,000	$255,791	$298,422
500,000	284,891	332,372
750,000	430,391	502,122
1,000,000	575,891	671,872
1,250,000	721,391	841,622
1,500,000	866,891	1,011,372
1,750,000	1,012,391	1,181,122
2,000,000	1,157,891	1,350,872

(1)	Prior to January 1, 1999, the retirement plan and benefit restoration plan accrued benefits based on a participant’s years of service, final average pay and covered compensation (final average pay formula). Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement, based solely on base salary and, for purposes of the benefit restoration plan, bonus amounts. For purposes of the table above, final average compensation is frozen as of December 31, 2008 pursuant to the terms of the plans. Retirement benefits for persons who were employees as of December 31, 1998 are based on the prior plan grandfather benefit, which is the higher of (a) the benefit calculated under the final average pay formula or (b) the cash balance formula explained below. Messrs. McClanahan, Schaeffer and Standish are eligible for the prior plan grandfather benefit. Since it is anticipated that under the prior plan grandfather benefit, the final average pay formula will provide the higher benefit, the benefits reflected in the table entitled “Prior Plan Grandfather Benefit” are based on the final average pay formula. Mr. McClanahan’s, Mr. Schaeffer’s and Mr. Standish’s benefits are not expected to exceed the amounts reflected in that table as of their age 65 normal retirement. Regarding years of credited benefit service under the retirement plan as of December 31, 2003, Mr. McClanahan had 29 years, Mr. Schaeffer had 34 years and Mr. Standish had 22 years. In some circumstances, Mr. McClanahan is entitled to up to three additional years of credited benefit service under a supplemental agreement.
(2)	Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified retirement plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefit restoration plan.

Effective January 1, 1999, the retirement plan and benefit restoration plan provide for benefit accruals based on a cash balance formula. Under the cash balance formula, participants accumulate a retirement benefit based upon four percent of eligible earnings each year and current interest credits. Messrs. Rozzell and Whitlock were first employed after January 1, 1999 and thus their benefits are based solely on the cash balance formula. The estimated annual benefits payable as of their age 65 normal retirement are $43,477 for Mr. Rozzell and $41,486 for Mr. Whitlock.

CenterPoint Energy maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of CenterPoint Energy and certain of its subsidiaries. Messrs. McClanahan, Schaeffer and Standish participate in this plan pursuant to individual agreements that generally provide for (a) a salary continuation benefit of 100% of the officer’s current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (b) if the officer retires after attainment of age 65, an annual postretirement death benefit of 50% of the officer’s preretirement annual salary payable for six years. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

CenterPoint Energy has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers. This plan provides endorsement split-dollar life insurance, with coverage continuing after the officer’s termination of service at age 65 or later. The death benefit coverage for each participating CenterPoint Energy officer varies in proportion to their current salary. The named executive officers have single-life coverage equal to two times current salary. The annual premiums due on the policies are payable solely by CenterPoint Energy. In accordance with the Internal Revenue Code, the officers must recognize imputed income currently based upon the policy holder’s one-year term rates. The plan also provides for CenterPoint Energy to gross-up the officer’s compensation to cover the officer’s after-tax cost of this imputed income. Upon the death of the insured, the officer’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of such death benefit. The executive life insurance plan is designed so that the proceeds CenterPoint Energy ultimately receives are sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments. Officers hired after 2001 may not participate in this plan.

Since 1985, CenterPoint Energy and its predecessors have had in effect deferred compensation plans that permit eligible participants to elect each year to currently defer a percentage of that year’s salary and up to 100% of that year’s annual bonus. In addition to salary and bonus deferrals, eligible participants can also commence deferrals into the plan once they reach the qualified savings plan compensation limit or the defined contribution annual addition limit under the Internal Revenue Code. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the “All Other Compensation” column of the Summary Compensation Table. Participants in the current plan may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral; (ii) a lump sum distribution; or (iii) 15 annual installments. If a participant terminates employment prior to age 55, a lump-sum distribution of his deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his form of election. If a participant retires between age 55 and 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections in either (i) a lump-sum payment in the January after his retirement or (ii) 15 annual installments commencing upon retirement. If a participant retires after age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections after he reaches age 65. For purposes of the prior deferred compensation plan, distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

CenterPoint Energy maintains a trust agreement with an independent trustee establishing a “rabbi trust” for the purpose of funding benefits payable to participants (including each of its named executive officers) under CenterPoint Energy’s deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the “Designated Plans.” The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the Designated Plans or when required by CenterPoint Energy’s Benefits Committee. The Benefits Committee consists of officers of CenterPoint Energy designated by the Board of Directors and has general responsibility for funding decisions, selection of investment managers for CenterPoint Energy’s retirement plan and other administrative matters in connection with other employee benefit plans of CenterPoint Energy. If there is a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements” on page 13), the grantor trust must be fully funded, within 15 days following the change of control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change of control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

In December 2003, the company entered into severance agreements with certain executive officers, including the named executive officers. The severance agreements, effective January 1, 2004, provide for the payment of certain benefits in the event of a Covered Termination of employment occurring after the execution of a binding agreement to effect a Change of Control or within three years (two years for Mr. Standish) after the date of a Change of Control. A Change of Control will be deemed to occur under the severance agreement if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of CenterPoint Energy’s outstanding voting securities, unless acquired directly from CenterPoint Energy;

•	a majority of the Board members changes;

•	there is a merger or consolidation of, or involving, CenterPoint Energy (a “transaction”) unless:
•	more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy,
•	if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the entity or business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,
•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction and
•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of the Board immediately prior to consummation of the transaction; or

•	the sale or disposition of 70% or more of CenterPoint Energy’s assets (an “asset sale”) unless:

•	individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity), and
•	a majority of the members of Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were members of the Board immediately prior to the asset sale.

Under the new severance agreements, a Covered Termination occurs if the officer’s employment is terminated for reasons other than death, disability as defined in the Company’s long-term disability plan, termination on or after age 65, involuntary termination for Cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors and officers liability insurance covering the officer. An officer experiencing a Covered Termination of employment will be entitled to a lump-sum payment of three times the sum of the officer’s base salary plus target short-term incentive plan bonus (two times for Mr. Standish), as well as certain welfare benefits for a period of three years (two years for Mr. Standish). Three years of service and age (two years for Mr. Standish) will be added for benefit purposes under the retirement plan. The severance agreements also provide for a prorata distribution of the short-term incentive plan bonus for the current plan year, as well as continued coverage under the Company’s executive life insurance plan, if applicable. In addition, the agreements provide for career transition placement services, the reimbursement of legal fees incurred related to the severance, financial planning fees under the Company’s program for a period of up to the earlier of (a) six months or (b) when the maximum reimbursement amount has been reached and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on the officer as a result of the severance payment. The term of the severance agreements is three years, with an “evergreen” provision under which, at the election of the Board of Directors, the term may be extended for an additional year on an annual basis.

Report of the Compensation Committee

Compensation Policy

It is the executive compensation policy of CenterPoint Energy to have compensation programs that:

•	strengthen the relationship between executives and shareholder interests by encouraging equity ownership;

•	attract, retain and encourage the development of highly qualified and experienced executives;

•	strengthen the relationship between individual pay and performance;

•	promote overall corporate performance; and

•	provide compensation that is externally competitive and internally equitable.

CenterPoint Energy retains an independent consulting firm to review the competitiveness of CenterPoint Energy’s base pay, short-term incentive and long-term incentive targets. A group of both utility and other industrial companies was used to verify the appropriate mix of base pay, short-term incentive and long-term incentives for CenterPoint Energy executives. The companies included in the compensation review are not identical to the companies referred to in the Stock Performance Graph on page 20 because the Compensation Committee believes that CenterPoint Energy’s most direct competitors for executive talent are not limited to the companies included in the Performance Graph. In establishing individual compensation targets, the Compensation Committee considers the level and nature of responsibility, experience and its own subjective assessment of performance. In making these determinations, the Compensation Committee also takes into account the Chief Executive Officer’s evaluations of the performance of other executive officers. The Compensation Committee generally considers that the objectives of CenterPoint Energy’s pay philosophy are best served when each element of total compensation for its executives approximates the 50th percentile of the market represented by the companies included in the review.

Common stock ownership guidelines, applicable to all of the officers of CenterPoint Energy, consist of a value of two times salary.

The Compensation Committee periodically evaluates executive compensation programs in light of Section l62(m) of the Internal Revenue Code. This Section generally disallows the deductibility of compensation in excess of $1 million for certain executive officers, but excludes from the limitation certain qualifying performance-based compensation. The Compensation Committee intends to structure its compensation programs in a manner that maximizes tax deductibility. However, it recognizes that there may be situations in which the best interests of shareholders are served by administering some elements of compensation such that they occasionally may not meet the requirements for exclusion under Internal Revenue Code Section l62(m).

The key elements of CenterPoint Energy’s executive compensation program are base salary, short-term incentive awards and long-term incentive awards. The Compensation Committee evaluates each element of compensation separately and in relation to the other elements of an executive’s total compensation package. The percentage of an executive’s compensation that is variable or performance-based generally increases with higher levels of total compensation. The result is that the majority of the executive officers’ compensation is considered at risk. The ultimate value of this at-risk compensation is determined based on the performance of the company and its stock price.

Base Salaries.  The Compensation Committee’s annual recommendations to the Board concerning each executive officer’s base salary are based on its analysis of salary levels for executive officer positions among comparable companies, and its subjective evaluation of and management’s evaluation of each executive officer’s individual performance and level of responsibility. Mr. McClanahan’s performance is evaluated solely by the Committee.

Short-Term Incentive Compensation.  Annual bonuses are paid pursuant to CenterPoint Energy’s short-term incentive compensation plan, which provides for cash bonuses based on achievement over the course of the year of performance objectives approved by the Compensation Committee at the commencement of the year, in addition to cash bonuses which are based on individual performance and accomplishments. Target annual incentives established at the beginning of the year 2003 for executive officers ranged from 40% to 75% of base salary. Depending on the performance objectives achieved each year, performance-based payouts can vary from 0% to 150% of the targeted amount. The plan provides for supplemental bonuses up to an additional 50% of an individual’s target. The performance goals for 2003 were based entirely on consolidated earnings per share for the named executive officers excluding Mr. Standish. Consolidated earnings per share performance for 2003 was attained at 150% and resulted in payments of 150% of targeted annual bonuses for these named officers. The performance goals of Mr. Standish and certain other executive officers consisted of consolidated earnings per share weighted 60%, business unit earnings before interest and taxes weighted between 12% and 16%, capabilities and system performance weighted between 14% and 20%, customer-related goals of up to 8% and safety-related goals weighted between 4% and 6%. The cumulative actual performance achievement for the other executive officers ranged from 120% to 128%. Mr. Whitlock and certain other executive officers received additional supplemental cash awards for 2003.

Long-Term Incentive Compensation.  The current approach to long-term incentives consists of grants of stock options, restricted stock, performance shares and/or performance units. Performance units generally have a target value of $100 per unit. Under the long-term incentive plan, officers receive grants of performance shares or performance units with goals based upon the achievement of financial objectives measurable over a three-year performance cycle. Payout levels for the performance shares are calculated by determining the percentage of achievement for each objective and can range from 0% to 150% of target. Payout values for the performance units are calculated by determining the percentage of achievement for each objective and can range from $0 to $150 per unit.

For the performance cycle that began in 2003, CenterPoint Energy’s goals consisted of total shareholder return in relation to a peer group of companies (representing those in which at least 80% of revenues are generated from regulated operations) and operating cash flow, weighted 60% and 40%, respectively. Performance goals for the executive officer of Texas Genco are based on financial and operating objectives of Texas Genco weighted evenly.

In addition to the performance shares or units, annual grants of stock options under CenterPoint Energy’s long-term incentive plan are made at an option price not less than the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long term and encourage equity ownership. Information concerning option grants in the year 2003, including grant date present values, is shown in the table CenterPoint Energy Option Grants in 2003 on page 11. The executive officer of Texas Genco was not granted stock options of CenterPoint Energy in 2003 so that his total annual and long-term incentive compensation is tied solely to the performance of Texas Genco.

For the performance cycle that ended in 2003, the cumulative performance achievement level was 120% for the executive officers of CenterPoint Energy. For the executive officer of Texas Genco, the cumulative performance achievement level was less than the threshold level, resulting in no payout under the terms of the CenterPoint Energy plan.

Chief Executive Officer Compensation

CenterPoint Energy’s outside compensation consultants prepared an independent report on its Chief Executive Officer’s compensation, which took into consideration CenterPoint Energy’s size and complexity, and the markets in which it competes for talent. In evaluating Mr. McClanahan’s total compensation, the Compensation Committee considered his contributions to the overall success of CenterPoint Energy through his leadership and individual performance. While Mr. McClanahan’s current compensation is below the 50th percentile of the market represented by the companies included in the review, the Compensation Committee believes that Mr. McClanahan’s compensation package, in conjunction with anticipated future base pay increases, is sufficient to ensure his continuing focus on creating substantial improvements in shareholder value. During 2003, the Compensation Committee set Mr. McClanahan’s base salary at $725,000. His annual incentive target was set at 75% of base salary, and his long-term incentive target was set at 150% of base salary.

When Mr. McClanahan’s base salary reaches market levels, his long-term incentive target, when combined with his short-term incentive target, is intended to position Mr. McClanahan’s total direct compensation at the 50th percentile.

John T. Cater, Chairman

Milton Carroll

Thomas F. Madison

Stock Performance Graph

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the common stock of CenterPoint Energy and its predecessor, Reliant Energy, with the cumulative total return of the S&P 500 Electric Utilities Index and the S&P 500 Index for the period commencing December 31, 1998 and ending December 31, 2003.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG

CENTERPOINT ENERGY, THE S&P 500 ELECTRIC UTILITIES INDEX AND THE S&P 500 INDEX FOR THE FISCAL YEAR ENDED DECEMBER 31(1)(2)

	December 31,
	1998	1999	2000	2001	2002	2003
CenterPoint Energy and Reliant Energy	$100	$75	$150	$96	$40	$51
S&P 500 Electric Utilities Index	100	84	129	107	91	113
S&P 500 Index	100	121	110	97	76	97

(1)	Assumes that the value of the investment in the common stock and each index was $100 on December 31, 1998 and that all dividends were reinvested. The distribution of Reliant Resources common stock in 2002 was treated as a $1.38 per share cash distribution, and the distribution of Texas Genco Holdings, Inc. common stock in 2003 was treated as a $0.4925 per share cash distribution.
(2)	Historical stock price performance is not necessarily indicative of future price performance.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2003, the Audit Committee met 11 times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with the Chief Accounting Officer and Deloitte & Touche, LLP, CenterPoint Energy’s independent auditors, prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors. In January 2004, the Audit Committee adopted an amended and restated charter, a copy of which is attached as Appendix I.

Michael E. Shannon, Chairman

Derrill Cody

O. Holcombe Crosswell

Thomas F. Madison

Principal Accounting Firm Fees

Aggregate fees billed to CenterPoint Energy as a consolidated entity during the fiscal years ending December 31, 2003 and 2002 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”), are set forth below. Fees in the year ended December 31, 2002 include fees related to services provided to Reliant Resources for the period from January 1, 2002 through September 30, 2002, the date on which Reliant Resources ceased to be affiliated with CenterPoint Energy. The Audit Committee has considered whether the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31, 2003	Year Ended December 31, 2002
	CenterPoint Energy Consolidated	CenterPoint Energy— Continuing Operations	Reliant Resources	CenterPoint Energy Consolidated
Audit fees	$2,663,019	$2,557,000	$2,446,460	$5,003,460
Audit-related fees(1)	368,635	479,920	324,993	804,913

Total audit and audit-related fees	3,031,654	3,036,920	2,771,453	5,808,373
Tax fees(2)	1,369,839	127,450	268,481	447,761
All other fees(3)	37,098	51,830	3,882,382	3,882,382

Total fees	$4,438,591	$3,216,200	$6,922,316	$10,138,516

(1)	For 2003, includes fees for employee benefit plan audits, consultations concerning financial accounting and reporting standards, various agreed-upon-procedure reports, services provided in connection with debt offerings and consultation concerning internal control matters. For 2002, includes fees for employee benefit plan audits, due diligence related to acquisition activity, consultations concerning financial accounting and reporting standards, separate subsidiary financial audits not required by statute or Securities and Exchange Commission regulations, various agreed-upon-procedure reports, services provided in connection with debt offerings and audit-related services provided by Deloitte & Touche Enterprise Risk Services.
(2)	For 2003, includes fees related to tax compliance services. For 2002, includes fees for tax compliance, tax planning and tax advice.
(3)	For 2003, includes licensing fees on tax preparation software. For 2002, includes fees paid by CenterPoint Energy for licensing fees on tax preparation software. For 2002, includes fees paid by Reliant Resources related to business insurance claims consulting and the facilitation of the development of information technology security policies and also includes $3,463,682 in fees for services provided by Deloitte Consulting to Reliant Resources relating to the implementation of a customer care system for retail operations.

Audit Committee Policies and Procedures for Preapproval

of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the performance by the independent auditor of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2003 no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

Ratification of Appointment of Independent Auditors

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2004. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Board will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Shareholder Proposals

CenterPoint Energy has been notified that shareholders intend to present two proposals for consideration at the annual meeting. The address and stock ownership of the proponents identified below will be furnished by the Corporate Secretary of CenterPoint Energy to any person, orally or in writing as requested, promptly upon receipt of an oral or written request. The text of the shareholder proposals are as submitted by the respective proponents and CenterPoint Energy assumes no responsibility for their content or accuracy.

Shareholder Proposal No. 1: CenterPoint Energy has been notified that a representative of the Sheet Metal Workers’ National Pension Fund intends to present the following proposal for consideration at the annual meeting:

“Resolved, that the shareholders of CenterPoint Energy (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

1.	Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

2.	Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

3.	Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

4.	Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

“The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement` or equity compensation plan.

“Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

“We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

“Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

“We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.”

The Board of Directors recommends a vote AGAINST this proposal. CenterPoint Energy’s Board of Directors believes it is appropriate for its Compensation Committee to retain the flexibility to structure compensation programs taking into account circumstances as they exist from time to time. The Board believes the desirability of retaining flexibility is illustrated by the proponent of this proposal having submitted only last year a shareholder proposal that, if adopted, would be inconsistent with the proponent’s current proposal. Last year the proponent submitted a proposal requesting that future stock option grants be performance-based through an indexing requirement. This year the proponent proposes eliminating future option grants altogether.

The Board’s Compensation Committee believes that performance-based restricted shares are an appropriate component of a compensation mix, and in fact has used and currently uses performance-based restricted shares as a substantial element of compensation. However, the Company believes this shareholder proposal is too rigid in its specific requirements, such as the requirement that all performance measures be operational (apparently precluding measures such as total return to shareholders), an absolute prohibition on dividend rights and an absolute retention requirement during the period of employment. Similarly, the Compensation Committee believes that stock options may continue to be a useful component of an overall compensation mix.

CenterPoint Energy’s Compensation Committee periodically reassesses and reevaluates its compensation policies. It is not opposed to performance-based compensation similar to that proposed and will continue to consider that type of compensation in its overall compensation mix. However, it believes it is advantageous to retain flexibility in this regard rather than to commit to a particular proposal the specifics of which it believes are not optimal. For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal No. 2: CenterPoint Energy has been notified that Mr. Harold J. Mathis, Jr. intends to present the following proposal for consideration at the annual meeting:

“RESOLVED: That the stockholders of CenterPoint Energy, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.

“REASONS

“It is this proponent’s belief that classification of the Board of Directors is not in the best interest of CenterPoint Energy, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

“The Council of Institutional Investors ‘Council Policies’ state at:

www.cii.org/dcwascii/web.nsf/doc/policies_i.cm

The Board of Directors

‘All directors should be elected annually (no classified boards.)’

www.cii.org/dcwascii/web.nsf/doc/policies_ii.cm

Shareholder Voting Rights

‘Supermajority votes should not be required.’

“In fact, a large number of publicly traded companies, including ChevronTexaco, American International Group, Halliburton, TXU, ConEdison, CSX Corp., Motorola, General Motors, Nicor, Inc., ExxonMobil, ADM, J.P. Morgan, Chase & Co., Xerox, Bristol-Meyers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoran Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citigroup, Walt Disney Co., IBM, General Electric, Microsoft, Intel and Dell, to name just a few, elect all directors annually as cited in each company’s respective proxy statement for 2003.

“The WALL STREET JOURNAL reports that: ‘Weak Boardrooms and Weak Stocks Go Hand in Hand.’

September 9, 2003

“It is the belief of this proponent that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

“Why should CenterPoint Energy, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

“REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

“Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

“PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.”

The Board of Directors recommends a vote AGAINST this proposal. CenterPoint Energy’s Board believes that its existing system of electing directors in three classes with staggered three-year terms helps assure continuity and stability of the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective. The Board also believes that experience accumulated and knowledge gained over time makes directors more effective in fulfilling their responsibilities, and that a three-year term helps the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails. The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually.

In case of an unsolicited proposal to take over the Company, a classified board prevents immediate unilateral removal of directors by an acquirer and thereby affords time to negotiate or consider and develop other appropriate responses the Board believes are in the best interest of the Company and its shareholders. A classified board structure also provides a deterrent to coercive two-tier takeover proposals.

The Company recognizes that many shareholders have a preference for annual election of all director positions. However, after careful consideration, the Governance Committee of the Board and the Board itself have determined that retention of a classified board is in the best interests of the Company and its shareholders. The Board expects that this issue will be reviewed from time to time in the future.

Shareholder Proposals for 2005 Annual Meeting

Any shareholder who intends to present a proposal at the 2005 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2005 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with CenterPoint Energy by December 28, 2004.

CenterPoint Energy’s bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2005 annual meeting, the required notice must be received by CenterPoint Energy’s Corporate Secretary between December 6, 2004 and March 5, 2005. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with CenterPoint Energy’s Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Director Nominations for 2005 Annual Meeting

CenterPoint Energy’s bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to CenterPoint Energy’s Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at CenterPoint Energy’s principal executive offices between December 6, 2004 and March 5, 2005. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. A copy of the bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

General Information

CenterPoint Energy began mailing this proxy statement and the accompanying proxy card to shareholders on April 27, 2004. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. CenterPoint Energy will pay all solicitation costs, including the fee of Morrow & Co., who will help CenterPoint Energy solicit proxies for $9,500, plus expenses. CenterPoint Energy will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of CenterPoint Energy’s common stock. In addition, certain of CenterPoint Energy’s directors, officers, and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of CenterPoint Energy’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of CenterPoint Energy’s common stock. We believe that during the fiscal year ended December 31, 2003, our officers and directors complied with these filing requirements.

Annual Report to Shareholders

The Summary Annual Report to Shareholders, together with a copy of CenterPoint Energy’s annual report on Form 10-K, which contains our consolidated financial statements for the year ended December 31, 2003, accompany the proxy material being mailed to all shareholders. The Summary Annual Report and the annual report on Form 10-K are not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer

April 27, 2004

APPENDIX I

CENTERPOINT ENERGY, INC.

AUDIT COMMITTEE CHARTER

Purpose: The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for

•	the integrity of the Company’s financial statements

•	the qualifications, independence and performance of the Company’s independent auditors

•	the performance of the Company’s internal audit function

•	compliance by the Company with legal and regulatory requirements

•	the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board of Directors, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and all the power and authority required under the Sarbanes-Oxley Act of 2002.

Membership: The Audit Committee shall consist of at least three members, each of whom shall meet the independence, expertise and financial literacy requirements of the New York Stock Exchange and the SEC . The Company will seek to have at least one member of the Audit Committee who is an “audit committee financial expert” as defined by the SEC.

Meetings and Structure: The Audit Committee shall meet at such times as it determines or as meetings may be called by the chairperson of the Committee or any two members, but at least four times during each year.

The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for preparing the agenda (following consultation with other members and with management), presiding over meetings and coordination of reporting to the full Board. The Audit Committee will maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the lead audit partner of the Company’s independent auditors and the Company’s Vice President, Audit Services.

Private Discussions/Investigations: The Audit Committee shall provide on a regular basis opportunities for separate private discussions with the independent auditors, the Chief Financial Officer, the Chief Accounting Officer, the Company’s Vice President, Audit Services, and the Company’s General Counsel and outside counsel when appropriate. The Audit Committee may investigate any matter brought to its attention.

Accountability of the Independent Auditors and Audit Committee Authority and Responsibility: The independent auditors are accountable to the Audit Committee and the Board of Directors. The Audit Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms.1 The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and any other registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors and any such other registered public accounting firm shall report directly to the Audit Committee.

[1]	It is the Company’s customary practice to seek shareholder ratification of the appointment of the Company’s independent auditors.

At least annually, the Audit Committee shall obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence. The evaluation shall include the review and evaluation of the lead partner of the independent auditor. In making this evaluation, the Audit Committee shall take into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

The Audit Committee shall preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permissible non-audit services.

The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

In addition to the responsibilities set forth in the preceding paragraphs, the Audit Committee shall:

Financial Reporting Processes and Accounting Policies

•	Review and discuss the annual audited financial statements with management and the independent auditors, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations.

•	Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, and disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Quarterly Report on Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•	Review and discuss with management and the independent auditors:

•	major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls and special steps adopted in light of material control deficiencies.

•	analyses prepared by management and/or the independent auditors regarding critical accounting policies and practices and other significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, ramifications of the use of alternative disclosure and the treatment preferred by the independent auditor.

•	other material written communications between the independent auditor and management including the management letter and schedule of unadjusted differences.

•	In consultation with the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes and the internal control structure (including internal control over financial reporting and disclosure controls and procedures).

•	Meet with the disclosure committee on a periodic basis and at least annually to confirm that the disclosure committee’s quarterly process is serving its intended purpose of assisting the CEO and CFO in making the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

•	Review and discuss with management the Company’s earnings press releases, with particular emphasis on the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the type of presentation to be made).

•	Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review other relevant reports or financial information as determined by the Audit Committee to be necessary, advisable or appropriate.

Internal Audit

•	Review the appointment and replacement of the Vice President, Audit Services.

•	Review activities, organizational structure, and qualifications of the internal audit function.

•	Review the significant reports to management prepared by the audit services department and management’s responses.

•	Review with management and the independent auditors, when appropriate, the responsibilities, budget and staffing of the internal auditors and any recommended changes in the planned scope of the internal audit.

Other Matters

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Obtain information from management, the Company’s Vice President, Audit Services and the independent auditors as to compliance by the Company and its subsidiaries with applicable legal requirements and the Company’s Code of Business Conduct and report to the Board of Directors with respect to such matters as appropriate.

•	Obtain from the independent auditors assurance that no illegal acts required to be reported under Section 10A(b) of the Securities Exchange Act of 1934 have been detected or otherwise come to the attention of the independent auditor in the course of the audit.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Meet with management at least annually to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, make recommendations to the

Board on issues relating to overall corporate risk controls and limits and discuss the following items with management:

•	the Company’s policies and guidelines concerning risk assessment and risk management,

•	the structure and sufficiency of the Company’s risk control organization,

•	any significant changes to the corporate risk control policy, and

•	significant risk control issues (including authorized products and limits).

•	Review with the Company’s General Counsel at least annually legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Review annually the Audit Committee’s own performance.

•	Make regular reports to the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee shall have the authority to retain and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board of Directors. The Audit Committee may request any officer or employee of the Company or representative of the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest service for the Company and to any advisors employed by the Audit Committee.

The Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CNTRP1                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote On Directors

1.	Election of nominee for Class I director. The nominee for director is 01) Robert T. O’Connell	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.

2.	Election of nominees for Class II directors. The nominees for director are 02) Milton Carroll, 03) John T. Cater, 04) Michael E. Shannon	☐	☐	☐

Vote On Proposals					For	Against	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.				☐	☐	☐

4.	Shareholder proposal relating to performance and time-based restricted share programs.				☐	☐	☐

5.	Shareholder proposal relating to electing all directors annually and elimination of director classes with staggered terms.				☐	☐	☐

6.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.				☐	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated                        ☐

Please indicate if you plan to attend the Annual Meeting.	Yes	No
	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

CENTERPOINT ENERGY, INC.

2004 ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 3, 2004

9:00 a.m. Central Time

Auditorium

1111 Louisiana Street

Houston, Texas 77002

This admission ticket admits only the named stockholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

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CENTERPOINT ENERGY, INC.

2004 Annual Meeting of Shareholders

Proxy Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints O. Holcombe Crosswell, Thomas F. Madison and David M. McClanahan, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, June 3, 2004, at 9:00 a. m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The nominee for Class I director is Robert T. O’Connell. The term of Class I directors will expire in 2006. The nominees for Class II directors are Milton Carroll, John T. Cater and Michael E. Shannon. The term of Class II directors will expire in 2007. Your Board of Directors recommends that you vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004, AGAINST the shareholder proposal requesting that the Board utilize performance and time-based restricted share programs in lieu of stock options, and AGAINST the shareholder proposal requesting that the Board provide for the annual election of all directors and the elimination of director classes with staggered three-year terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Resources, Inc. Savings Plan, Reliant Resources, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 31, 2004, Vanguard Fiduciary Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the Plan.

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CENTERPOINT ENERGY, INC.

2004 Annual Meeting of Shareholders

Voting Directions to Trustee-Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints the Trustee, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, June 3, 2004, at 9:00 a. m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The nominee for Class I director is Robert T. O’Connell. The term of Class I directors will expire in 2006. The nominees for Class II directors are Milton Carroll, John T. Cater and Michael E. Shannon. The term of Class II directors will expire in 2007. Your Board of Directors recommends that you vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004, AGAINST the shareholder proposal requesting that the Board utilize performance and time-based restricted share programs in lieu of stock options, and AGAINST the shareholder proposal requesting that the Board provide for the annual election of all directors and the elimination of director classes with staggered three-year terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CNTRP5                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote On Directors

1.	Election of nominee for Class I director. The nominee for director is 01) Robert T. O’Connell	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.

2.	Election of nominees for Class II directors. The nominees for director are 02) Milton Carroll, 03) John T. Cater, 04) Michael E. Shannon	☐	☐	☐

Vote On Proposals					For	Against	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.				☐	☐	☐

4.	Shareholder proposal relating to performance and time-based restricted share programs.				☐	☐	☐

5.	Shareholder proposal relating to electing all directors annually and elimination of director classes with staggered terms.				☐	☐	☐

6.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.				☐	☐	☐

Note: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated                        ☐

Signature [PLEASE SIGN WITHIN BOX]	Date

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CNTRP9                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote On Directors

1.	Election of nominee for Class I director. The nominee for director is 01) Robert T. O’Connell	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.

2.	Election of nominees for Class II directors. The nominees for director are 02) Milton Carroll, 03) John T. Cater, 04) Michael E. Shannon	☐	☐	☐

Vote On Proposals					For	Against	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.				☐	☐	☐

4.	Shareholder proposal relating to performance and time-based restricted share programs.				☐	☐	☐

5.	Shareholder proposal relating to electing all directors annually and elimination of director classes with staggered terms.				☐	☐	☐

6.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.				☐	☐	☐

Note: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated                        ☐

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the CenterPoint Energy, Inc., Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 31, 2004, The Northern Trust Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the Plan.

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CENTERPOINT ENERGY, INC.

2004 Annual Meeting of Shareholders

Voting Directions to Trustee-Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints the Trustee, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, June 3, 2004, at 9:00 a. m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The nominee for Class I director is Robert T. O’Connell. The term of Class I directors will expire in 2006. The nominees for Class II directors are Milton Carroll, John T. Cater and Michael E. Shannon. The term of Class II directors will expire in 2007. Your Board of Directors recommends that you vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004, AGAINST the shareholder proposal requesting that the Board utilize performance and time-based restricted share programs in lieu of stock options, and AGAINST the shareholder proposal requesting that the Board provide for the annual election of all directors and the elimination of director classes with staggered three-year terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

IMPORTANT NOTICE REGARDING DELIVERY OF

SECURITY HOLDER DOCUMENTS

Dear Shareholder,

The Securities and Exchange Commission has adopted rules that allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more shareholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for shareholders, as well as cost savings for companies by reducing the number of duplicate documents that shareholders receive.

If your shares are held by an intermediary broker, dealer or bank in “street name” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling toll free at (800) 542-1061, or you may contact your broker.

Thank you very much,

CenterPoint Energy, Inc.